Exhibit 10.65
FIRST AMENDMENT TO LEASE AGREEMENT
This FIRST AMENDMENT TO LEASE AGREEMENT (“First Amendment”) is made and entered into effective as of August 1, 2006 (“Effective Date”), by and between DCT CREEKSIDE III LLC, a Delaware limited liability company (“Landlord”), and RED ENVELOPE, INC. (“Tenant”).
RECITALS
     This First Amendment is made with respect to the following facts:
     A. Creekside III LLC (“Creekside”), as predecessor in interest to Landlord (hereinafter collectively “Landlord”), and Tenant entered into a Lease Agreement dated April 1, 2004 (the “Lease”), whereby Tenant leased certain premises consisting of approximately 238,674 rentable square feet located at 4000 Creekside Parkway, Lockbourne, Ohio 43137 (the “Premises”).
     B. Landlord and Tenant now desire to amend the Lease to provide for an extension of the Term of the Lease for the Premises on the terms and conditions set forth below.
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which, are hereby acknowledged, the parties hereby agree as follows:
     1. Defined Terms. Unless otherwise expressly defined herein, all initially capitalized terms used herein shall have the meanings set forth for such terms in the Lease.
     2. Extension Term. As of August 1, 2006 (the “Extension Term Commencement Date”), the Lease shall be extended for an additional period of twelve (12) months (the “Extension Term”), so that the expiration date of the Lease shall thereby be July 31, 2007 (the “Termination Date”). For purposes herein, Tenant hereby acknowledges that the extension of the Term of the Lease as contemplated by this First Amendment shall be deemed to mean the exercise of Tenant’s first renewal option as granted under Section 1 of Exhibit F of the Lease, and therefore, Tenant shall have one (1) remaining renewal option to extend the Term of the Lease beyond the Extension Term in accordance with the provisions thereof.
     3. Monthly Base Rent. From and after the Extension Term Commencement Date until the Termination Date, the Monthly Base Rent payable to Landlord in accordance with the provisions of the Lease shall be $68,618.78 per month.
     4. Operating Expenses. In addition to the Monthly Base Rent as set forth above, Tenant shall remain obligated for the payment of Operating Expenses in accordance with the provisions of the Lease during the Extension Term.
     5. Tender of Premises. Tenant currently occupies the Premises as of the Effective Date hereof. Tenant’s continued occupancy of the Premises on August 1, 2006 shall be deemed Tenant’s acceptance thereof in its As-Is condition, and Landlord shall have no obligations to make or perform any alterations or improvements to the Premises.

     6. Brokers. Tenant hereby represents and warrants to Landlord that Tenant has not engaged or dealt with any broker, finder, or agent in connection with the negotiation and/or execution of this First Amendment, other than Pizzuti Management LLC (“Landlord’s Broker”) and The Staubach Company (“Tenant’s Broker”) (Landlord’s Broker and Tenant’s Broker collectively hereinafter referred to as the “Brokers”), and Tenant agrees to indemnify and save Landlord harmless from any claim, demand, damage, liability, cost or expense (including, without limitation, attorneys’ fees) paid or incurred by Landlord as a result of any claim for brokerage or other commissions or fees made by any other broker, finder, or agent, other than Brokers, whether or not meritorious, employed or engaged or claiming employment or engagement by, through, or under Tenant.
     7. Status of Lease Obligations. Tenant acknowledges and certifies that as of the date hereof, Landlord has performed all covenants and obligations on the part of Landlord to be performed under the Lease and that Tenant has no claims or right of offset against Landlord.
     8. Effect of Amendment., Except as expressly amended hereby, the Lease shall continue in full force and effect and unamended. In the event of any conflict or inconsistency between the provisions of the Lease and this First Amendment, the provisions of this First Amendment shall control.
     9. Binding Effect. This First Amendment will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
     10. Severability. In the event that any one or more of the provisions of this First Amendment shall for any reason be held to be invalid or unenforceable, the remaining provisions of this First Amendment shall be unimpaired, and shall remain in full force and effect and be binding upon the parties hereto.
     11. Headings. The paragraph headings that appear in this First Amendment are for purposes of convenience of reference only and are not in any sense to be construed as modifying the substance of the paragraphs in which they appear.
     12. Counterparts. This First Amendment may be executed in one or more counterparts, each of which will constitute an original, and all of which together shall constitute one and the same agreement. Executed copies hereof may be delivered by telecopy and, upon receipt, shall be deemed originals and binding upon the parties hereto. Without limiting or otherwise affecting the validity of executed copies hereof that have been delivered by telecopy, the parties will use best efforts to deliver originals as promptly as possible after execution.
     13. Governing Law. This First Amendment shall be governed by and construed in accordance with the laws of the state in which the Premises is located.
     14. Limitation of Liability. Notwithstanding anything herein to the contrary, the person or persons executing this First Amendment on behalf of Landlord and Tenant, respectively, are authorized to do so and to so bind each respective entity with respect to the provisions herein; provided, however, that such individuals shall incur no personal liability with respect to the obligations or performance of Landlord and Tenant, as applicable, under the Lease, as amended.

     IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the date first set forth above.

LANDLORD:		TENANT:
DCT CREEKSIDE III LLC, a Delaware		RED ENVELOPE, INC.
limited liability company

By:	Dividend Capital Operating Partnership LP,
a Delaware limited partnership,
its sole member

By:	Dividend Capital Trust Inc.,
a Maryland corporation,
its general partner

By:	/s/ Daryl H. Mechem	By:	/s/ Ken Constable

	Daryl H. Mechem		Ken Constable
	Managing Director		President & CEO

Date:	8/7/06	Date:	8/1/06